Exhibit 10.1

ROCKWELL AUTOMATION, INC.

2000 LONG-TERM INCENTIVES PLAN, AS AMENDED

RESTRICTED STOCK AGREEMENT

To:   James V. Gelly

     In accordance with Section 4(c) of the Rockwell Automation, Inc. 2000 Long-Term Incentives Plan, as amended (the Plan), 5,000 shares (Restricted Shares) of Common Stock of Rockwell Automation, Inc. (Rockwell Automation) have been granted to you today as Restricted Stock (as defined in the Plan) upon the terms and conditions of this Restricted Stock Agreement, subject in all respects to the provisions of the Plan, as it may be amended. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

1.    Earning of Restricted Shares

     (a) If you shall continue as an Employee from the date hereof until January 5, 2007, then you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement.

     (b) If (i) you shall die or suffer a disability that shall continue for a continuous period of at least six months during the period of your continuous service as an Employee and prior to January 5, 2007; or (ii) a “Change in Control” (as defined for purposes of Article III, Section 13(I)(1) of Rockwell Automation’s By-Laws) shall occur during the period of your continuous service as an Employee and prior to January 5, 2007; then you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement.

     (c) If you cease to be an Employee prior to satisfaction of any of the conditions set forth in paragraph (a) or (b) of this Section, you shall be deemed not to have earned any of the Restricted Shares and shall have no further rights with respect to the Restricted Shares or any Stock Dividends (as hereinafter defined).

2.    Retention of Certificates for Restricted Shares

     Certificates for the Restricted Shares and any dividends or distributions thereon or in respect thereof that may be paid in additional shares of Common Stock or other securities of Rockwell Automation or securities of another entity (Stock Dividends), shall be delivered to and held by Rockwell Automation, or shall be registered in book entry form subject to Rockwell Automation’s instructions, until you shall have earned the Restricted Shares in accordance with the provisions of Section 1. To facilitate implementation of the provisions of this Agreement, you undertake to sign and deposit with Rockwell Automation’s Office of the Secretary such documents appropriate to effectuate the purpose and intent of this Restricted Stock Agreement as Rockwell Automation may reasonably request from time to time.

3.    Dividends and Voting Rights

     Notwithstanding the retention by Rockwell Automation of certificates (or the right to give instructions with respect to shares held in book entry form) for the Restricted Shares and any Stock Dividends, you shall be entitled to receive any dividends that may be paid in cash on, and to vote, the Restricted Shares and any Stock Dividends held by Rockwell Automation (or subject to its instructions) in accordance with Section 2, unless and until such shares have been forfeited in accordance with Section 5.

4.    Delivery of Earned Restricted Shares

     As promptly as practicable after (i) you shall have been deemed to have earned the Restricted Shares in accordance with Section 1 and (ii) Rockwell Automation has been reimbursed for all required withholding taxes in respect of your earning all the Restricted Shares and Stock Dividends that you have been deemed to have earned, Rockwell Automation shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Shares by bequest or inheritance) all or the part of the Restricted Shares and Stock Dividends that you have been deemed to have earned.

5.    Forfeiture of Unearned Restricted Shares

     Notwithstanding any other provision of this Agreement, if at any time it shall become impossible for you to earn any of the Restricted Shares in accordance with this Agreement, all the Restricted Shares, together with any Stock Dividends, then being held by Rockwell Automation (or subject to its instructions) in accordance with Section 2 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Shares, together with any Stock Dividends, shall be transferred to Rockwell Automation.

6.    Adjustments

     If there shall be any change in or affecting shares of Stock on account of any stock dividend or split, merger or consolidation, reorganization (whether or not Rockwell Automation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, there shall be made or taken such amendments to this Agreement or the Restricted Shares as the Board of Directors may deem appropriate under the circumstances.

7.    Transferability

     This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Shares, and any Stock Dividends shall be deliverable, during your lifetime, only to you.

8.    Withholding

     Rockwell Automation shall have the right, in connection with the delivery of the Restricted Shares and any Stock Dividends subject to this Agreement, (i) to deduct from any payment otherwise due by Rockwell Automation to you or any other person receiving delivery of the Restricted Shares and any Stock Dividends an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld, or (iii) to sell such number of the Restricted Shares and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

9.    Applicable Law

     This Agreement and Rockwell Automation’s obligation to deliver Restricted Shares and any Stock Dividends hereunder shall be governed by and construed and enforced in accordance with the laws of Delaware and the Federal law of the United States.

ROCKWELL AUTOMATION, INC.

By: /s/ William J. Calise, Jr.

William J. Calise, Jr.
Senior Vice President,
General Counsel and Secretary

Dated: January 5, 2004

Agreed to this  7th  day of January, 2004.

/s/ J. V. Gelly James V. Gelly